UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2008

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 16, 2008, Jarden Corporation (the “Company”) and Warburg Pincus Private Equity VIII, L.P. (“WP”) and certain of its affiliates (collectively, “Investor”) entered into an agreement (the “Agreement”), pursuant to which Investor irrevocably waived certain rights under the Purchase Agreement, dated as of September 19, 2004, by and among the Company and WP (the “Purchase Agreement”). Such rights included (1) the right to access the Company’s books, records, properties and personnel and similar information, (2) the right to designate a person to be recommended by the Company’s Governance and Nominating Committees (or any other committee exercising a similar function) and by the Company’s Board of Directors to serve as a director of the Company and to designate any replacement for such director, (3) the right to have a board observer and (4) the right to consent to the appointment of a new Company Chief Executive Officer, Chief Financial Officer or other person performing the duties of those positions. These changes will assist the Company in complying with certain gaming regulations that the Company is subject to as a result of the casino-related business conducted by the Company’s subsidiary, The United States Playing Card Company.

A copy of the Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated as of April 16, 2008, between Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, WP-WPVIII Investors, L.P. and Jarden Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2008

JARDEN CORPORATION

	By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Number	Exhibit
10.1	Letter Agreement, dated as of April 16, 2008, between Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, WP-WPVIII Investors, L.P. and Jarden Corporation.